Exhibit 99.3

Contacts:
Tom Ward	317-685-7330	Investors
Nicole Kennon	704-804-1960	Media

Simon® Announces $5.0 Billion Revolving Credit Facility and Amendment to $3.5 Billion Revolving Credit Facility

INDIANAPOLIS, March 5, 2026 — Simon®, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has amended, restated and extended its $5.0 billion multi-currency unsecured revolving credit facility.

The amended, restated and extended facility will initially mature on June 30, 2030 and can be extended for an additional year to June 30, 2031 at the Operating Partnership’s sole option. Based upon the Operating Partnership’s current credit ratings, the interest rate for U.S. Dollar borrowings is 15.0 basis points lower than the prior facility’s at SOFR plus 65.0 basis points.

The facility is supported by a globally diverse lender group composed of 28 banks, led by JPMorgan Chase, BofA Securities, PNC Capital Markets, Wells Fargo Securities, and Mizuho Bank who served as Joint Lead Arrangers and Joint Bookrunners.

Additionally, the Operating Partnership concurrently amended its existing $3.5 billion multi-currency unsecured revolving credit facility to conform the applicable margin so that it aligns with the pricing under the $5.0 billion revolving credit facility.

About Simon

Simon® is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.